EXHIBIT 10.3
FORM OF
FIXED PAYMENT NOTE

$27,215,982
Denver, Colorado	Executed October 16, 2008
     FOR VALUE RECEIVED, the undersigned, FEEDSTOCK INVESTMENTS IV, LLC, a Delaware limited liability company (“Investor”), having an address of 82 Devonshire Street, R7E, Boston, Massachusetts 02109, promises to pay to the order of WESTMORELAND RESOURCES, INC., a Delaware corporation having an address of Two North Cascade Avenue, Colorado Springs, Colorado 80903 (“WRI”), the amounts described below as set forth herein. Any defined term used herein which is not defined herein shall have the meaning given such term in the Membership Interest Purchase Agreement dated effective October 16, 2008 among Investor, WRI, Absaloka Coal, LLC, a Delaware limited liability company (“Absaloka”) and WRI Partners, Inc., a Delaware corporation (the “Agreement”), regarding the sale by WRI to Investor of WRI’s membership interest in Absaloka. This Note is subject to the terms and the obligations of Investor and WRI set forth in the Agreement.
     Maturity/Payment Schedule. Investor shall pay to WRI the amount (the “Fixed Payment”) of $2,000,000 each calendar quarter, according to the terms and subject to adjustments set forth herein. Payment for the quarter from the date hereof through December 31, 2008 shall be prorated based on the number of days in the quarter. The Fixed Payment shall be paid within ten (10) business days following Investor’s receipt of an invoice from WRI delivered after each completed calendar quarter, commencing with the invoice pertaining to the calendar quarter ending December 31, 2008, and continuing through and until the earliest of (x) the payment in respect of the calendar quarter ending December 31, 2012 (the “Maturity Date”) and (y) such date as a total amount of $27,215,982 (the “Principal Sum”) and all interest accrued thereon has been paid under this Note and (z) the occurrence of any of the events set forth under “Termination of Note” below. On the Maturity Date, unless the Note has been earlier terminated, the remaining Principal Sum and all accrued interest shall be immediately due and payable. In circumstances described (i) in Section 7 of the Agreement upon the occurrence of a Breach Liquidation, and (ii) in Section 8 of the Agreement upon the withdrawal of Investor from Absaloka, Absaloka may make Fixed Payments to WRI on behalf of Investor, which payments shall be applied by WRI to the Fixed Payment Obligations hereunder.
     No Prepayment. This Note may not be prepaid at the election of Investor.
     Deferral of Fixed Payments. If the Fixed Payment for a given calendar quarter (plus any deferred Fixed Payment from a prior period) exceeds an amount which is equal to ninety percent (90%) of Investor’s share of Indian Coal Production Tax Credits available to Absaloka for a given calendar quarter (the “Maximum Credit”) under the Amended and Restated Limited Liability Company Agreement of Absaloka dated effective October 16, 2008 (the “Operating Agreement”), Investor shall have the right to defer the payment of such excess amount until the next succeeding calendar quarter, at which time such excess amount shall be paid, in addition to the $2,000,000 Fixed Payment, subject to additional deferral in the event the Maximum Credit is exceeded. The deferral provided for in the preceding sentence shall be subject to adjustment in accordance with the provisions of Section 14.2 of the Agreement. Investor’s obligation to make Fixed Payments shall in no event be deferred beyond the payment in respect of the quarter ending December 31, 2012.
     Suspension of Fixed Payments. Notwithstanding the foregoing, Investor may suspend Fixed Payments upon the occurrence of the following: (i) a Disqualification Event or a Disallowance Event, as provided under Section 12 of the Agreement; (ii) under the circumstances specified in Section 12.3(c)(iii) of the Agreement; (iii) the enactment of an amendment in or to the Internal Revenue Code that eliminates the Indian Coal Production Tax Credits that are available to Absaloka from the production and sale of coal from the Sublease; or (iv) the failure of Absaloka to provide tax information to Investor by April 1 of any year. With respect to the Fixed Payments suspended by reason of the occurrence of the events set forth in clauses (i) and (iii) above, Fixed Payments shall be resumed at the earlier of (x) Cash Payout (as defined in the Operating Agreement and in accordance with the terms of Section 12 of the Agreement) or (y) Investor’s notice to Absaloka and WRI that it is withdrawing from Absaloka. The obligation to make Fixed Payments under the circumstances described in Section 12.3(c)(iii) shall be dependent on the requirements of such Section. With respect to the Fixed Payments suspended by reason of the occurrence of the event set forth in (iv) above, upon the delivery to Investor by Absaloka of tax information, Investor shall pay to WRI all accrued Fixed Payments, including any Fixed Payments covering periods of suspension.
     Termination of Note. Investor’s obligation to make Fixed Payments in accordance with the terms of this Note shall terminate if prior to the Maturity Date either of the following events occurs: (i) the exercise by Investor or WRI of the right to require transfer of Investor’s membership interest upon the failure of Absaloka to satisfy the Second Payment Conditions, in accordance with the terms set forth in Section 6 of the Agreement; or (ii) the occurrence of a Breach Liquidation Event, in accordance with the terms set forth in Section 7 of the Agreement. Upon the occurrence of either such event, this Note will be deemed terminated, and, in the case of a Breach Liquidation, all amounts accrued under this Note shall become payable.
     Interest. Interest shall accrue on the outstanding Principal Sum and unpaid interest thereon at the rate of ten percent (10%) per annum compounded quarterly (the “Interest Rate”). All payments made hereunder shall be applied first to the payment of accrued interest and then against the outstanding balance of the Principal Sum. Should Investor fail to timely pay amounts due hereunder, such overdue payments shall bear interest at the lesser of (i) twelve percent (12%) per annum, or the maximum rate of interest allowed by applicable law (the “Default Rate”). All interest hereunder shall be calculated on the basis of a 365-day year, actual days elapsed.
     Payment Instructions. Investor shall make all payments due under the terms of this Note to WRI by wire transfer of immediately available funds to an account designated by WRI or at such other place as may be designated to Investor in writing by WRI, all in accordance with the provisions set forth in the Agreement, except as follows:

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     (a) Until satisfaction or waiver of the Second Payment Conditions (as defined in the Agreement), payments due under this Note shall be paid in accordance with the terms of the Approval Escrow Agreement.
     (b) If at any time after satisfaction or waiver of the Second Payment Conditions, the Manager of Absaloka notifies Investor and WRI in writing that Absaloka is experiencing a Cash Deficit (as defined in the Operating Agreement), Investor shall thereafter make the Fixed Payments directly to Absaloka, by wire transfer of immediately available funds to an account designated by the Manager of Absaloka, until it is notified by the Manager of Absaloka in writing that Absaloka no longer is experiencing a Cash Deficit. WRI shall treat such payment to Absaloka as satisfying an equal amount of any accrued and unpaid obligations under this Fixed Payment Note. Investor shall notify WRI of the amount and timing of such payments to Absaloka.
     (c) From the Escrow Commencement Date until the Conclusion of a Tax Audit (as such terms are defined in Section 12 of the Agreement), Fixed Payments under this Note shall be paid in accordance with the terms of the IRS Audit Escrow Agreement.
     Security; Recourse. This Note shall be a recourse obligation of Investor, secured by a pledge by Investor to WRI of Investor’s entire membership interest in Absaloka pursuant to a Pledge Agreement dated as of October 16, 2008.
     Remedies. The remedies provided in this Note shall be cumulative and shall be in addition to any other rights or remedies now or hereafter provided by law or equity. Whenever WRI shall sustain or incur any losses or out-of-pocket expenses with respect to this Note in connection with a failure by Investor to pay all Fixed Payments when due hereunder, Investor shall pay, on demand, to WRI, in addition to any other penalties or premiums hereunder, an amount sufficient to compensate WRI for all such losses or out-of-pocket expenses, including, without limitation, all costs and expenses of a suit or proceeding (or any appeal thereof) brought for recovery of all or any part of or for protection of the indebtedness evidenced by this Note or to enforce WRI’s rights hereunder or thereunder, including reasonable attorneys’ fees. No delay, failure or omission by any holder of this Note, in respect of any default by Investor, to exercise any right or remedy shall constitute a waiver of the right to exercise the right or remedy upon any such default or subsequent default.
     Waiver. Investor and any endorser herein waives presentment, demand, notice of dishonor, notice of acceleration and protest, and assents to any extension of time with respect to any payment due under this Note, and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.
     Amendment. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     Validity. If any of the provisions of this Note shall be held to be invalid or unenforceable, the determination of invalidity or unenforceability of any such provision shall not affect the validity or enforceability of any other provision or provisions hereof.

     Successors and Assigns. This Note shall be binding upon Investor and its successors and assigns and shall inure to the benefit of and be enforceable by WRI and its successors and assigns.
     Notices. All notices to Investor expressly required in this Note shall be in writing and shall be delivered by hand delivery or mailed by certified mail, return receipt requested, postage prepaid, addressed to Investor at its address set forth above, or at such other address as Investor shall notify the holder hereof. All such notices or other communications shall be deemed to be properly given upon receipt of delivery by Investor.
     Conflicts. In the event of a conflict between the provisions of this Note and the terms of either the Agreement or the Operating Agreement, the terms of the Agreement and the Operating Agreement will control.
     Governing Law. This Note shall be construed and enforced in accordance with the law of the State of Delaware.
     IN WITNESS WHEREOF, Investor and WRI have caused this instrument to be executed as of the day and year first above written.

INVESTOR:	WRI:

FEEDSTOCK INVESTMENTS IV, LLC	WESTMORELAND RESOURCES, INC.
By its Manager

By:	By:
Name:	Name:
Title:	Title:

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